Exhibit 99.1

FOR IMMEDIATE RELEASE

The Oncology Institute Reports Fourth Quarter and Full Year 2024 Financial Results and Guidance for 2025

CERRITOS, Calif., March 24, 2025 -- The Oncology Institute, Inc. (NASDAQ: TOI) (“TOI” or the “Company”), one of the largest value-based community oncology groups in the United States, today reported financial results for its fourth quarter and year ended December 31, 2024.

Recent Operational Highlights

•	Cash flow from operations in Q4 2024 was approximately $4.2 million, due to disciplined working capital management that saw improvements across receivables, inventory, and payables.
•	Selling, general, and administrative expenses decreased 12% in Q4 2024 as compared to the prior year period, as a result of our ongoing efforts to streamline operations, improve efficiency, and optimize our overhead resourcing.
•	Entered into a new agreement with our primary drug supplier, improving discounts across the board, including volume based discounts, which optimize our cost positioning as we work towards our revenue growth targets.
•	Launched six new contracts across the third and fourth quarter totaling over 250,000 lives. Value-based patient services increased sequentially by over 15% from Q3 2024, with further revenue upside anticipated as these contracts mature.
•	Achieved a record quarter of revenue for the pharmaceutical dispensary revenue, which has continued to see increased attachment to clinic visits overall, including from our retail pharmacy in California, which has now lapped a full year of operation after its introduction in the fourth quarter of 2023. The maturation of this pharmacy will lead to a more normalized level of growth in the dispensary business going forward, which we expect to continue to be a key contributor to TOI's future growth.

Fourth Quarter 2024 Financial Highlights

•	Consolidated revenue of $100 million, an increase of 16.9% compared to the prior year quarter
•	Gross profit of $15 million, an increase of 1.8% compared to the prior year quarter
•	Net loss of $13.2 million compared to net loss of $18.8 million for the prior year quarter
•	Basic and diluted loss per share of $(0.14) and $(0.14), respectively, compared to $(0.21) and $(0.21) for the prior year quarter
•	Adjusted EBITDA of $(7.8) million compared to $(6.3) million for the prior year quarter
•	Cash, cash equivalents, and investments of $50 million as of December 31, 2024

Management Commentary

Daniel Virnich, CEO of TOI, commented, “I am very pleased with our performance in the fourth quarter of 2024. We were able to reduce our cash burn and generate positive cash flow from operations for a second consecutive quarter, driven by disciplined working capital management. Additionally, both dispensary and value-based patient services are gaining widespread adoption in the marketplace, as we build around the chassis of our fee-for-service patient services business. As we enter 2025, we will continue to build on our momentum through strong operational management, increased efficiencies, and strategic market expansion.”

Outlook for Fiscal Year 2025

TOI uses Adjusted EBITDA and Free Cash flow, each a non-GAAP metric, as an additional tool to assess its operational and financial performance. See "Financial Information: Non-GAAP Financial Measures" below. In reliance on the unreasonable efforts exception provided under Regulation S-K, TOI is not reasonably able to provide a quantitative reconciliation for forward-looking information of Adjusted EBITDA and Free Cash flow to net (loss) income and net cash provided by operations, respectively, the most directly comparable GAAP financial measures, without unreasonable efforts due to uncertainties regarding taxes, capital expenditures, share-based compensation, goodwill impairment charges, change in fair value of liabilities, unrealized (gains) losses on investments, practice acquisition-related costs, consulting and legal fees, transaction costs and other non-cash items. The variability of these items could have an unpredictable, and potentially significant, impact on TOI’s future GAAP financial results.

2025 Guidance
Revenue	$460 to $480 million
Gross Profit	$73 to $82 million
Adjusted EBITDA	$(8) to $(17) million
Free Cash Flow	$(12) to $(21) million

The Company expects Adjusted EBITDA of approximately $(5) to $(6) million in the first quarter of 2025 primarily due to seasonal factors such as new year drug price increases and lower encounter volumes. TOI's achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in its filings with the U.S. Securities and Exchange Commission. The outlook does not take into account the impact of any unanticipated developments in the business or changes in the operating environment, nor does it take into account the impact of TOI's acquisitions, dispositions or financings. TOI's outlook assumes a largely reopened global market, which would be negatively impacted if closures or other restrictive measures persist or are reimplemented.

Fourth Quarter 2024 Results

Consolidated revenue for Q4 2024 was $100 million, an increase of 16.9% compared to Q4 2023, and a 0.4% increase compared to Q3 2024. The increase is driven primarily by our dispensary revenue due to our California based pharmacy, which continues to exceed fill expectations.

Revenue for patient services was $50 million, down 10.6% compared to Q4 2023. The decrease in patient services was due to the loss of a large contract in July 2024. Dispensary revenue increased 72.4% compared to Q4 2023 due to an increase in the number of filled prescriptions and an increase in the average revenue per filled prescription. Clinical trials & other revenue increased by 22.5% compared to Q4 2023 primarily due to an increase in Proposition 56 revenue and TOI Clinical Research revenue.

Gross profit in Q4 2024 was $15 million, an increase of 1.8% compared to Q4 2023. Gross profit is calculated by subtracting direct costs of patient services, dispensary, and clinical trials and other from consolidated revenues.

Selling, general and administrative ("SG&A") expenses in Q4 2024 were $25 million or 24.8% of revenue, compared with $28 million, or 32.7% of revenue, in Q4 2023. The decrease in SG&A is a direct result of our ongoing efforts to streamline operations, improve efficiency, and optimize our overhead resourcing. Through selective outsourcing, planned attrition, and modest downsizing, we have been able to lower operating costs without compromising the quality of care or service we deliver.

Net loss for Q4 2024 was $13.2 million, a decrease of $5.6 million compared to Q4 2023 primarily due to an increase in operating revenue and decrease in SG&A expenses, offset by a decreased change in fair value of derivative liabilities.

Adjusted EBITDA was $(7.8) million, a decrease of $1.6 million compared to Q4 2023, primarily as a result of a decrease in share-based compensation and the change in fair value of derivative liabilities.

Results for the Year Ended December 31, 2024

Consolidated revenue for the year ended December 31, 2024 was $393 million, an increase of 21.3% compared to the prior year, driven by the contribution of our CA based pharmacy.

Revenue for patient services was $205 million, a decrease of 4.0% year-over-year, due to the loss of a contract earlier in 2024, offset by new contracts in the latter half of 2024. Dispensary revenue increased 73.3% compared to the comparable prior year period due to an increase in the average revenue per filled prescription. Clinical trials & other revenue increased by 24.8% compared to the prior year period due to an increase in miscellaneous contract revenue.

Gross profit for the year ended December 31, 2024 was $54 million, a decrease of 9.4% year-over-year. The loss in gross profit is largely attributed to the impacts of industry wide compression of margins on Part D medications, related to changes in DIR fee assessment.

SG&A expenses, excluding depreciation and amortization, for year ended December 31, 2024 were $108 million or 27.4% of revenue, compared with $114 million, or 35.1% of revenue, in the prior year. The decrease was primarily due to cost-management efforts to streamline operations and improve efficiency.

Net loss for the year ended December 31, 2024 was $64.7 million, a decrease of $18.4 million compared to the prior year, primarily due to the increase in gross profit and the change in the fair value of the warrant, earnout and conversion option derivative liabilities, offset by the goodwill impairment charge and increased operating expenses.

Adjusted EBITDA was $(35.7) million, a decrease of $9.9 million compared to the prior year, primarily as a result of the change in fair value of the warrant, earnout and conversion option derivative liabilities.

Webcast and Conference Call

TOI will host a conference call on Tuesday, March 25, 2025 at 5:00 p.m. (Eastern Time) to discuss fourth quarter and full year results and management’s outlook for future financial and operational performance.

The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13750791. The replay will be available until April 1, 2025.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of TOI's website at https://investors.theoncologyinstitute.com.

About The Oncology Institute, Inc.

Founded in 2007, TOI and its affiliates are advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.9 million patients including clinical trials, transfusions, and other services traditionally associated with the most advanced care delivery organizations. With approximately 120+ employed clinicians and more than 700 teammates at approximately 70 clinic locations and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “preliminary,” “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “predict,” “potential,” “guidance,” “approximately,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, anticipated financial results, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations. These statements are based on various assumptions and on the current expectations of TOI and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by anyone as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of TOI. These forward-looking statements are subject to a number of risks and uncertainties, including the accuracy of the assumptions underlying the 2025 full fiscal year outlook and the Q1 2025 outlook with respect to Adjusted EBITDA discussed herein, the outcome of judicial and administrative proceedings to which TOI may become a party or investigations to which TOI may become or is subject that could interrupt or limit TOI’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in TOI’s patient or payors' preferences, prospects and the competitive conditions prevailing in the healthcare sector; failure to continue to meet stock exchange listing standards; the impact of COVID-19 on TOI’s business; those factors discussed in the documents of TOI filed, or to be filed, with the SEC, including the Item 1A. "Risk Factors" section of TOI's Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 28, 2024 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that TOI currently is evaluating or does not presently know or that TOI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect TOI’s plans or forecasts of future events and views as of the date of this press release. TOI anticipates that subsequent events and developments will cause TOI’s assessments to change. TOI does not undertake any obligation to update any of these forward-looking statements. These forward-looking statements should not be relied upon as representing TOI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Financial Information; Non-GAAP Financial Measures

Some of the financial information and data contained in this press release, such as Adjusted EBITDA and Free Cash Flow, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). TOI’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial measures determined in accordance with GAAP. Because of the limitations of non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this press release in conjunction with TOI’s financial statements and the related notes thereto.

TOI believes that the use of Free Cash Flow provides an additional tool to assess the Company's financial performance, evaluate its ability to generate cash from operations, and plan for future investments and obligations. Free Cash Flow is useful in understanding the cash available for strategic initiatives. It also helps in comparing TOI's financial performance with other similar companies, many of which use similar non-GAAP financial measures to provide insights into their cash generation capabilities. However, the principal limitation of Free Cash Flow is that it does not account for certain cash outflows or inflows that are required by GAAP to be recorded in TOI's financial statements, such as mandatory interest payments or certain capital expenditures, which may impact the overall financial health of the Company. TOI defines Free Cash Flow as net cash flow provided by (used in) operations plus cash interest, less capital expenditures.

TOI believes that the use of Adjusted EBITDA provides an additional tool to assess operational and results of our performance, to plan and forecast future periods, and factors and trends in, and in comparing our financial measures with, other similar companies, many of which present similar non-GAAP financial measures to investors. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in TOI's financial statements.

TOI defines Adjusted EBITDA as net (loss) income plus depreciation, amortization, interest, taxes, non-cash items, share-based compensation, goodwill impairment charges, change in fair value of liabilities, unrealized gains or losses on investments and other adjustments to add-back the following: consulting and legal fees related to acquisitions, one-time consulting and legal fees related to certain advisory projects, software implementations and debt or equity financings, severance expense and temporary labor and recruiting charges to build out our corporate infrastructure. A reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP metric, is set forth below.

Adjusted EBITDA Reconciliation

	Three Months Ended December 31,		Change
(dollars in thousands)	2024	2023	$	%
Net loss	$(13,182)	$(18,754)	$5,572	(29.7)%
Depreciation and amortization	1,707	1,577	130	8.2%
Interest expense, net	1,168	1,941	(773)	(39.8)%
Tax payments and penalties	—	(86)	86	(100.0)%
Non-cash addbacks(1)	71	1,876	(1,805)	(96.2)%
Share-based compensation	1,289	3,817	(2,528)	(66.2)%
Change in fair value of liabilities	(176)	1,488	(1,664)	(111.8)%
Unrealized (gains) losses on investments	(4)	(206)	202	N/A
Practice acquisition-related costs(2)	—	1	(1)	(100.0)%
Post-combination compensation expense(3)	13	487	(474)	N/A
Consulting and legal fees(4)	69	55	14	25.5%
Infrastructure and workforce costs(5)	1,217	1,551	(334)	(21.5)%
Transaction costs(6)	—	1	(1)	(100.0)%
Adjusted EBITDA	$(7,828)	$(6,252)	$(1,576)	25.2%
(1)	During the three months ended December 31, 2024, non-cash addbacks were primarily comprised of non-cash rent of $149 and the loss on disposal of fixed assets. During the three months ended December 31, 2023, non-cash addbacks were primarily comprised of net bad debt write-offs of $1,989 and non-cash rent of $83.
(2)	Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.
(3)	Deferred consideration payments for practice acquisitions that are contingent upon the seller’s future employment at the Company.
(4)	Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees, and related to certain non-recurring advisory projects including software implementations during the three months ended December 31, 2024 and 2023.
(5)	Infrastructure and workforce costs were comprised primarily of temporary labor of $280 and $148, recruiting expenses to build out corporate infrastructure of $364 and $633, as well as severance expenses resulting from cost rationalization programs of $125 and $81, and lease terminations, settlements, and penalty addbacks of $380 and $672 during the three months ended December 31, 2024 and 2023, respectively.
(6)	Transaction costs were comprised of legal and escrow fees associated with one practice acquisition for the three months ended December 31, 2023.

Adjusted EBITDA Reconciliation

	Year Ended December 31,		Change
(dollars in thousands)	2024	2023	$	%
Net loss	$(64,663)	$(83,068)	$18,405	(22.2)%
Depreciation and amortization	6,287	5,873	414	7.0%
Interest expense, net	7,496	6,777	719	10.6%
Tax payments and penalties	(32)	(36)	4	(11.1)%
Non-cash addbacks(1)	(139)	2,029	(2,168)	(106.9)%
Share-based compensation	11,152	17,548	(6,396)	(36.4)%
Goodwill impairment charges	—	16,867	(16,867)	N/A
Change in fair value of liabilities	(3,316)	(1,395)	(1,921)	137.7%
Unrealized (gains) losses on investments	(133)	(237)	104	N/A
Practice acquisition-related costs(2)	—	113	(113)	(100.0)%
Post-combination compensation expense(3)	374	2,048	(1,674)	N/A
Consulting and legal fees(4)	841	1,570	(729)	(46.4)%
Infrastructure and workforce costs(5)	6,427	5,965	462	7.7%
Transaction costs(6)	18	141	(123)	(87.2)%
Adjusted EBITDA	$(35,688)	$(25,805)	$(9,883)	38.3%
(1)	During the year ended December 31, 2024, non-cash addbacks were primarily comprised of non-cash rent of $411 and $259 loss on disposal of fixed assets. During the year ended December 31, 2023, non-cash addbacks were primarily comprised of a $2,020 of net bad debt write-off.
(2)	Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.
(3)	Deferred consideration payments for practice acquisitions that are contingent upon the seller’s future employment at the Company.
(4)	Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees during the years ended December 31, 2024 and 2023, and related to certain advisory projects, software implementations, and legal fees for debt financing and predecessor litigation matters.
(5)	Infrastructure and workforce costs were primarily comprised of recruiting expenses to build out corporate infrastructure of $1,294 and $2,227, software implementation fees of $120 and $105, severance expenses resulting from cost rationalization programs of $343 and $979, temporary labor of $748 and $1,365, and lease terminations, settlements, and penalty addbacks of $3,921 and $1,289 during the years ended December 31, 2024 and 2023, respectively.
(6)	Transaction costs were comprised of consulting and legal fees associated with non-recurring due diligence projects during the year ended December 31, 2024, and related to consulting, legal, administrative and regulatory fees associated with share repurchases and practice acquisitions during the year ended December 31, 2023.

Key Business Metrics

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Clinics (1)	86	83	86	83
Markets	16	15	16	15
Lives under value-based contracts (millions)	1.9	1.8	1.9	1.8
Net income (loss)	$(13,182)	$(18,754)	$(64,663)	$(83,068)
Adjusted EBITDA (in thousands)	$(7,828)	$(6,252)	$(35,688)	$(25,805)
(1)	Includes independent oncology practices to which we provide limited management services, but do not bear the operating costs.

Consolidated Balance Sheets (Unaudited)

(in thousands except share data)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$49,669	$33,488
Marketable securities	—	49,367
Accounts receivable, net	48,335	42,360
Other receivables	346	551
Inventories	10,039	13,678
Prepaid expenses and other current assets	4,029	4,049
Total current assets	112,418	143,493
Property and equipment, net	11,888	10,883
Operating right of use assets	25,782	29,169
Intangible assets, net	14,810	17,904
Goodwill	7,230	7,230
Other assets	589	561
Total assets	$172,717	$209,240
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$24,324	$14,429
Current portion of operating lease liabilities	6,798	6,363
Accrued expenses and other current liabilities	21,093	13,996
Total current liabilities	52,215	34,788
Operating lease liabilities	23,223	26,486
Derivative warrant liabilities	17	636
Conversion option derivative liabilities	385	3,082
Long-term debt, net of unamortized debt issuance costs	93,131	86,826
Other non-current liabilities	125	365
Deferred income taxes liability	32	32
Total liabilities	169,128	152,215
Stockholders’ equity:
Common Stock, 0.0001 par value, authorized 500,000,000 shares; 77,470,886 shares issued and 75,737,112 shares outstanding at December 31, 2024 and 75,879,025 shares issued and outstanding at December 31, 2023	8	8
Series A Convertible Preferred Stock, 0.0001 par value, authorized 10,000,000 shares; 165,045 shares issued and outstanding at December 31, 2024 and 2023	—	—
Treasury Stock at cost, 1,733,774 shares at December 31, 2024 and 2023	(1,019)	(1,019)
Additional paid-in capital	215,413	204,186
Accumulated deficit	(210,813)	(146,150)
Total stockholders’ equity	3,589	57,025
Total liabilities and stockholders’ equity	$172,717	$209,240

Consolidated Statements of Operations (Unaudited)

(in thousands except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue
Patient services	$50,217	$56,171	$204,883	$213,504
Dispensary	47,587	27,607	179,916	103,835
Clinical trials & other	2,463	2,010	8,613	6,900
Total operating revenue	100,267	85,788	393,412	324,239
Operating expenses
Direct costs – patient services	45,743	48,364	186,880	181,017
Direct costs – dispensary	39,530	22,743	151,231	83,071
Direct costs – clinical trials & other	358	302	1,304	578
Goodwill impairment charges	—	—	—	16,867
Selling, general and administrative expense	24,858	28,090	107,828	113,851
Depreciation and amortization	1,707	1,577	6,287	5,873
Total operating expenses	112,196	101,076	453,530	401,257
Loss from operations	(11,929)	(15,288)	(60,118)	(77,018)
Other non-operating expense (income)
Interest expense, net	1,168	1,941	7,496	6,777
Change in fair value of derivative warrant liabilities	(47)	344	(619)	286
Change in fair value of earnout liabilities	—	(11)	—	(803)
Change in fair value of conversion option derivative liabilities	(129)	1,156	(2,697)	(878)
Other, net	261	123	365	704
Total other non-operating loss expense	1,253	3,553	4,545	6,086
Loss before provision for income taxes	(13,182)	(18,841)	(64,663)	(83,104)
Income tax benefit	—	87	—	36
Net loss	$(13,182)	$(18,754)	$(64,663)	$(83,068)
Net income (loss) per share attributable to common stockholders:
Net income (loss) attributable to common stockholders, basic and diluted	(10,821)	(15,314)	(53,005)	(67,877)
Weighted-average number of shares outstanding, basic and diluted	75,655,231	73,469,101	75,043,678	73,748,660
Net income (loss) per share attributable to common stockholders, basic and diluted	$(0.14)	$(0.21)	$(0.71)	$(0.92)

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities:
Net loss	$(13,182)	$(18,754)	$(64,663)	$(83,068)
Adjustments to reconcile net income (loss) to cash and cash equivalents used in operating activities:
Depreciation and amortization	1,707	1,577	6,287	5,873
Amortization of debt issuance costs and debt discount	1,594	1,572	6,305	6,205
Goodwill impairment charges	—	—	—	16,867
Share-based compensation	1,289	4,079	11,152	17,810
Change in fair value of liability classified warrants	(47)	344	(619)	286
Change in fair value of liability classified earnouts	—	(11)	—	(803)
Change in fair value of liability classified conversion option derivatives	(129)	1,156	(2,697)	(878)
Unrealized (gain) loss on investments	1	(194)	(133)	(249)
Accretion of discount on investment securities	(1)	(1,919)	(500)	(2,631)
Deferred taxes	—	(137)	—	(76)
Bad debt expense	—	1,989	—	2,020
(Gain) loss on disposal of property and equipment	220	(30)	271	(30)
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	6,167	4,093	(5,975)	(4,564)
Inventories	67	(1,472)	3,639	(4,385)
Other receivables	12	(87)	205	66
Prepaid expenses	1,184	400	1,176	3,128
Operating lease right-of-use assets	1,301	1,358	3,387	5,806
Other assets	(1)	(1)	(28)	(84)
Accrued expenses and other current liabilities	4,656	2,778	9,471	3,357
Income taxes payable	—	(255)	—	(255)
Accounts payable	739	1,096	9,215	5,057
Current and long-term operating lease liabilities	(1,392)	(1,415)	(2,828)	(5,324)
Other non-current liabilities	1	(49)	(203)	(443)
Net cash and cash equivalents provided by (used in) operating activities	4,186	(3,882)	(26,538)	(36,315)
Cash flows from investing activities:
Purchases of property and equipment	(1,755)	(861)	(3,789)	(4,567)
Cash paid for practice acquisitions, net	—	(156)	—	(4,456)
Purchases of marketable securities/investments	—	88	—	(9,595)
Sales of marketable securities/Investments	—	12,556	50,000	81,258
Net cash and cash equivalents provided by (used in) investing activities	(1,755)	11,627	46,211	62,640
Cash flows from financing activities:
Payments made for financing of insurance payments	(154)	(259)	(1,156)	(3,269)
Payment of deferred consideration liability for acquisition	—	(1,625)	(2,372)	(2,584)
Principal payments on financing leases	(10)	(10)	(39)	(101)
Common stock repurchase from related party	—	—	—	(1,019)
Common stock issued for options exercised	—	113	75	126
Net cash and cash equivalents used in financing activities	(164)	(1,781)	(3,492)	(6,847)
Net increase in cash and cash equivalents	2,267	5,964	16,181	19,478
Cash and cash equivalents at beginning of period	47,402	27,524	33,488	14,010
Cash and cash equivalents at end of period	$49,669	$33,488	$49,669	$33,488

Contacts

Media

The Oncology Institute, Inc.

Daniel Virnich, MD

danielvirnich@theoncologyinstitute.com

(562) 735-3226 x 81125

Investors

Solebury Strategic Communications

investors@theoncologyinstitute.com